News Release

EXHIBIT 99.1

SM ENERGY PROVIDES FIRST QUARTER UPDATE AND
ANNOUNCES PARTICIPATION AT IPAA CONFERENCE

DENVER, CO March 21, 2019 - SM Energy Company (the “Company”) (NYSE: SM) today provides certain operational updates for the first quarter of 2019 and announces participation in an upcoming investor event.

OPERATIONAL UPDATES
The 25-well Merlin Maximus development located in the heart of the RockStar area is off to a successful start. All 25 wells were drilled and completed as planned and on budget. 24 of the 25 wells (one well intentionally shut-in to monitor sub-surface pressure) are on production as scheduled. While it is very early data, all wells are meeting or exceeding production expectations. The 25-well development includes nine Lower Spraberry, 11 Wolfcamp A and five Wolfcamp B wells located across a 1.1-by-2 mile development area. The wells have an average lateral length of 10,300 feet. Water production from the wells feeds into the Company’s recently constructed water management system, which transports produced water either to Company-operated disposal wells or to be recycled for new well completions.
“This is a tremendous project that includes co-development of three intervals while applying and testing some of the latest science and technologies for landing zones and completions. It is absolutely a testament to our ability to execute and to our exceptional operations team,” commented President and Chief Executive Officer Jay Ottoson. “Success in the co-development of multiple intervals with larger development pads sets the stage for continued improvement in capital efficiency in the Permian Basin as we seek to optimize returns.”

Additional first quarter 2019 updates include:

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The third-party gas processing facility that was off-line due to a force majeure event re-started service at the end of February and is expected to be at normal capacity soon. The Company’s Permian Basin natural gas sales are continuing to be affected in March due to the slower than expected ramp up of the plant to full capacity. In addition, high winds in West Texas during the week of March 12th caused electrical outages that disabled artificial lift installations on several wells and resulted in temporary production shut-ins. The Company reaffirms its first quarter production guidance range of 10.5-10.9 MMBoe despite these temporary, unanticipated impacts to sales volumes in March totaling (0.2) MMBoe.

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Permian Basin oil differentials to Cushing WTI improved significantly since the start of the year. The Company’s pre-hedge net differential improved from approximately ($9) per Bbl in January to approximately ($6) per Bbl in February and is expected to be further improved in March. Approximately 50%+ of expected first quarter Permian oil volumes have hedges in place for the Midland differential that average $4.44 per Bbl.

UPCOMING CONFERENCE PARTICIPATION

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April 9, 2019 - IPAA OGIS New York. President and Chief Executive Officer Jay Ottoson will present at 9:35 a.m. Eastern time. The presentation will be webcast, accessible from the Company’s website, and available for replay for a limited time. The Company will post an investor presentation before the market opens on April 9.

FORWARD LOOKING STATEMENTS
This release contains forward-looking statements within the meaning of securities laws. The words "anticipate," "budget," "estimate," "expect," "forecast," "guidance," "plan," "project," "target," "will" and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward-looking statements. Forward-looking statements in this release include, among other things: certain impacts to first quarter 2019 production volumes and pricing; the status of a third-party gas processing facility force majeure event and the effect on production volumes; and the Company’s pre-hedge net differentials in the Permian Basin. General risk factors include the availability, proximity and capacity of gathering, processing and transportation facilities; the volatility and level of oil, natural gas, and natural gas liquids prices and related differentials, including any impact on the Company’s asset carrying values or reserves arising from price declines; uncertainties inherent in projecting future timing and rates of production or other results from drilling and completion activities; the imprecise nature of estimating oil and natural gas reserves; uncertainties inherent in projecting future drilling and completion activities, costs or results; the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings; unexpected drilling conditions and results; unsuccessful exploration and development drilling results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company's commodity price risk management strategy; and other such matters discussed in the Risk Factors section of SM Energy's most recent Annual Report on Form 10-K, as such risk factors may be updated from time to time in the Company's other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.

SM ENERGY INVESTOR CONTACT
Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507